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                                                                   EXHIBIT 10.27



                             FIRST AMENDMENT TO THE
                  PERCEPTRON, INC. DIRECTORS STOCK OPTION PLAN
                     (AMENDED AND RESTATED OCTOBER 31, 1996)

     Pursuant to the Amendment provisions in Section 5.6 of the Perceptron, Inc. Directors Stock Option Plan, as amended and restated October 31, 1996, (the "Plan"), the approval of the Board of Directors of Perceptron, Inc. (the "Company") and, to the extent set forth below, the approval of the shareholders at the Company's next Annual Meeting, the Plan is hereby amended as set forth below.

     1. Subject to shareholder approval, section 1.4 of the Plan (Stock) shall be amended and restated in its entirety to read as follows:

          1.4 STOCK. The total number of shares of Common Stock available for grants under the Plan shall not, in the aggregate, exceed 325,500 shares of Common Stock, after taking into account the Company's stock split effected November 30, 1995, as adjusted from time to time in accordance with Article
     IV. Shares subject to any unexercised portion of a terminated, forfeited, canceled or expired Option granted hereunder shall be available for subsequent grants under the Plan. In the event that an option granted under the Plan is exercised by the delivery of shares of Common Stock previously acquired upon the exercise of Options issued under the Plan or through the retention of options procedure as described in Section 2.6 below, the shares of Common Stock so delivered to the Company or underlying such retained options shall be available for subsequent grants under the Plan.

     2. Subject to shareholder approval, section 2.1 (Automatic Grants of Options) shall be amended and restated in its entirety to read as follows:

          (A) INITIAL GRANT. Each Eligible Director who is serving on the Board on the Effective Date of the Plan shall be granted an Option to purchase 15,000 shares of the Company's Common Stock on the Effective Date. Any Eligible Director who is first elected or appointed to such position after the Effective Date shall receive an Option to purchase 15,000 shares of the Company's Common Stock on the date of his or her election or appointment. A person who receives an Initial Grant of an option under this
     Section 2.1(a) which becomes fully exercisable as provided in Section 2.5 or Article III may not receive a subsequent Initial Grant under this
     Section 2.1(a). For instance, an Eligible Director who receives an Initial Grant and leaves the Board two years after such Initial Grant, may not receive an additional Initial Grant if he or she is subsequently re-elected or reappointed to the Board. [Notwithstanding the foregoing, each Eligible Director who is serving on the Board immediately prior to the date of the 1999 Annual Meeting and who is reelected to the Board at the 1999 Annual Meeting shall be granted an Option to purchase 10,000 shares of the Company's Common Stock on the date of the 1999 Annual Meeting.] [Such additional grant shall be in lieu of the Option that each Eligible Director otherwise would have received on the date of the 1999 Annual Meeting pursuant to Section 2.1(b).] A person who first becomes an Eligible Director following service as an


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     Employee or Chairman of the Board of the Company shall not be entitled to receive an Initial Grant upon becoming an Eligible Director.

           (B) SUBSEQUENT GRANTS. During the term of the Plan, an Eligible Director who has been a Director for at least six months before the date of an Annual Meeting of Stockholders, automatically shall be granted, as of the date of the 2000 Annual Meeting and the date of each subsequent Annual Meeting thereafter, an additional Option to purchase 3,000 shares of the Company's Common Stock. A Participant may hold more than one Option under the Plan.

     3. Subject to shareholder approval, section 2.5(a) (Exercise of Shares Subject to Option) shall be amended and restated in its entirety to read as follows:

           (A) Options granted under Section 2.1(a) shall become exercisable in full on the first anniversary of the Grant Date. [Notwithstanding the foregoing, an Option granted to an Eligible Director on the date of the 1999 Annual Meeting pursuant to Section 2.1(a) shall be exercisable in three (3) equal annual installments so that the Option shall be fully exercisable on the third anniversary of the date of the 1999 Annual Meeting.]

     4. Subject to shareholder approval, section 5.6(a) (Termination and Amendment) shall be amended and restated in its entirety to read as follows:

           (A) The Board may terminate the Plan, or the granting of Options under the Plan, at any time. No new grants shall be made under the Plan after February 9, 2005.

     5. Section 1.2(o) of the Plan ("Fair Market Value") shall be amended and restated in its entirety to read as follows:

           (o) "FAIR MARKET VALUE" means, for purposes of determining the value of Common Stock,:

                (i) the average of the closing sales prices of the Common Stock on the principal securities exchange on which the Common Stock may at the time be listed (or, if there have been no sales on such exchange on any day, the average of the closing high bid and low asked prices on such exchange at the end of such day), for the last five (5) consecutive trading days on such exchange of the month in which the date of grant of the option occurs; or

                (ii) if the Common Stock is not listed on a securities exchange, the average of the closing sales prices of the Common Stock on The Nasdaq Stock Market (or, if there have been no sales on The Nasdaq Stock Market on any such day, the average of the closing high bid and low asked prices on The Nasdaq Stock Market at the end of such day) for the last five (5) consecutive trading days on The Nasdaq Stock Market of the month in which the date of grant of the option occurs; or

                (iii) if the Common Stock is not listed on any domestic stock exchange or The Nasdaq Stock Market, the average of the mean between the closing high bid and low asked price as


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           reported by the National Association of Securities Dealers Automated
           Quotation System ("NASDAQ") (or, if not so reported, by the system then regarded as the most reliable source of such quotations) for the last five (5) consecutive trading days on NASDAQ or such other system of the month in which the date of grant of the option occurs; or

                (iv) if none of the foregoing clauses apply, the fair value as determined in good faith by the Committee.

     THIS FIRST AMENDMENT is hereby adopted as of April 14, 1999.


                                      PERCEPTRON, INC.

                                      By:  /S/ Alfred A. Pease
                                         ----------------------------------
                                           Alfred A. Pease, Chairman, President
                                              and Chief Executive Officer


BOARD APPROVAL: February 9, 1995, June 5, 1996, October 31, 1996, April 14, 1999 SHAREHOLDER APPROVAL: June 23, 1995, July 12, 1996